Exhibit 99.1

1401 Harbor Bay Parkway

Alameda, CA 94502

PHONE 510 749 4200

FAX 510 749 6200

www.celera.com

Contact

David Speechly, Ph.D.

Tel: (510) 749-1853

David.Speechly@celera.com

CELERA CORPORATION REPORTS SECOND QUARTER 2010 RESULTS

ALAMEDA, CA – August 3, 2010 – Celera Corporation (NASDAQ:CRA) today reported net revenues of $32.6 million for the second quarter of 2010 that ended June 26, 2010, compared to $41.4 million for the prior year quarter. For the second quarter of 2010, Celera reported a net loss of $6.1 million, or $0.07 per share, compared to a net loss of $31.7 million, or $0.39 per share, for the prior year quarter.

For the second quarters of 2010 and 2009, Celera recorded items that affected the comparability of results and a breakdown of these items is listed in the reconciliation table below. For the second quarter of 2010, these items decreased the net loss by $0.6 million, and included a pre-tax cash benefit of $2.8 million for legal and insurance settlements. For the second quarter of 2009, these items increased the net loss by $12.6 million, and included a pre-tax charge of $15.7 million for non-cash intangible asset impairment.

Celera’s net loss on a non-GAAP basis, excluding the items listed in the reconciliation table below, was $6.7 million, or $0.08 per share, for the second quarter of 2010, compared to a net loss of $19.1 million, or $0.23 per share, for the prior year quarter.

“The second quarter of 2010 was a challenging period for us as revenues declined with lower than expected sample volumes at Berkeley HeartLab,” said Kathy Ordoñez, Chief Executive Officer of Celera. “While our Products business met expectations in the quarter, a weakness in sample volume at BHL through the first half has made us more cautious about our full-year outlook, and we have reduced 2010 guidance accordingly.”

Financial Highlights

Celera operates through three reporting segments: a clinical laboratory testing service business conducted through Berkeley HeartLab, or BHL (Lab Services); a molecular diagnostic products business (Products); and a segment that includes other activities under corporate management (Corporate). Most of the Company’s molecular diagnostic business is conducted through distribution and royalty agreements with Abbott Molecular, a subsidiary of Abbott Laboratories. The Corporate segment includes revenues from royalties, licenses, funded collaborations and milestones related to the licensing of intellectual property and from Celera’s former small molecule and proteomic programs.

•	Revenue by segment for the second quarter of 2010 was as follows:

•

Lab Services revenue was $19.6 million compared to $25.2 million in the prior year quarter, due to lower sample volume, which declined approximately 23% year over year. During the second quarter, sample volumes were adversely impacted by competitive pressures, including the loss of business from accounts serviced by former BHL sales representatives identified in the now settled litigation with Health Diagnostics Laboratory, Inc. (HDL), and changes to BHL’s business that

CELERA CORPORATION REPORTS SECOND QUARTER 2010 RESULTS

were implemented in the second half of 2009. Lab Services revenue in the second quarter does not include approximately $1.9 million for additional testing performed on samples previously received and processed by BHL. The Company is reviewing the orders for this additional testing to determine whether they support payor requirements for amounts billed to, and reimbursement received from, federal health care programs and others. As part of this review, the Company will also review similar orders in earlier periods, which totaled approximately $0.1 million in the first quarter of 2010, approximately $0.6 million in 2009, and approximately $1.4 million in 2008;

•

Products revenue was $10.9 million compared to $9.7 million in the prior year quarter. The increase in revenue in the second quarter of 2010 was due to increases in both the sale of Celera manufactured products distributed by Abbott and royalties from sales of RealTime™ assays used on the m2000™ system; and

•

Corporate revenue was $2.1 million compared to $6.5 million in the prior year quarter. The reduction in revenue in the second quarter of 2010 was primarily due to lower licensing revenue, including the completion of payments from three licensees, as expected, which was partially offset by higher royalty revenue received from a licensee.

•

SG&A expenses for the second quarter of 2010 were $21.9 million compared to $41.1 million in the prior year quarter. Allowance for doubtful accounts in the second quarter of 2010 was $1.4 million compared to $20.1 million in the prior year quarter. Excluding the allowance for doubtful accounts, SG&A expenses for the second quarter of 2010 were $20.5 million, or 62.9% of revenues, compared to $21.0 million, or 50.7% of revenues in the prior year quarter.

•	In the second quarter of 2010, days sales outstanding were 57 compared to 60 in the first quarter of 2010.

•

R&D expenses for the second quarter of 2010 were $6.4 million, compared to $7.4 million in the prior year quarter, and decreased primarily as a result of the completion of certain discovery research and development projects.

•

At June 26, 2010, Celera’s cash and short-term investments were approximately $323 million. This balance includes $4.2 million for an unsettled short-term investment purchase, which was subsequently settled in the third quarter. Excluding this $4.2 million transaction, Celera’s cash and short-term investments at June 26, 2010 were approximately $319 million, the same as at March 27, 2010.

Business and Scientific Developments

•	Business Developments

•

In July, BHL launched a laboratory developed test for Cytochrome 2C19 (CYP2C19) that identifies carriers of genetic variants that may impact the effectiveness of the anti-platelet drug, Plavix® (or clopidogrel). Effectiveness of Plavix depends on its activation by the CYP2C19 gene in the cytochrome P450 system, which converts the drug to its active form. Depending on the presence of certain 2C19 genetic variants, a person may be more or less effective at converting Plavix into its active (or usable) form. The Food and Drug Administration recently placed a warning on the Plavix label to inform

CELERA CORPORATION REPORTS SECOND QUARTER 2010 RESULTS

clinicians that they should consider an alternative treatment depending on a person’s 2C19 genotype. BHL’s new test identifies 8 variants known to be associated with Plavix metabolism.

•

In June, Celera extended its research collaboration with Ipsen (Euronext: IPN; ADR: IPSEY) to use next-generation sequencing technology to identify genetic biomarkers for pharmacogenomic tests for growth failure patients. This followed the completion of the first phase of this project that was started in November, 2007.

•

In June, Celera signed a Declaration of Conformity and applied the CE mark to a real-time PCR (polymerase chain reaction) test for detection of a variant in the KIF6 gene, allowing the test to be marketed in the European Union and other geographic areas that recognize the CE Mark.

•	Scientific Developments

•

In July, Celera and Horizon Discovery, Cambridge, United Kingdom, presented data at the Translational Cancer Conference in San Francisco, CA, describing the dose-dependent change in the result obtained in Celera’s metastasis risk score in precisely engineered cultured cell lines treated with a phase II phosphatidylinositol 3-kinase (PI3K) drug for breast cancer.

•

In June, Celera and its collaborators at the University of California at San Francisco published data in the journal Atherosclerosis, confirming the association of an increased risk of coronary heart disease and two variants of the LPA gene. The two LPA single nucleotide polymorphisms are Ile4399Met, a polymorphism in the protease-like domain of LPA, and rs10455872, a SNP located in a non-coding region of the LPA gene.

Outlook for 2010

Celera anticipates that its 2010 financial performance may be affected by a number of factors, including acceptance and utilization of its testing services and diagnostic products, reimbursement practices, economic pressures and the healthcare system generally, and competitive pressures, including disruption to the business as a result of the departure of sales representatives identified in the now settled HDL litigation. Subject to the additional inherent risks and uncertainties that may affect Celera’s financial performance, which are detailed in the Forward-Looking Statements section of this release, Celera expects the following for 2010:

•	Total revenues are anticipated to be $135 - $145 million, compared to the prior outlook of $145 - $155 million.

•	Gross margin, as a percentage of revenue, is anticipated to be 63% - 67%, unchanged from the prior outlook.

•	SG&A expenses are anticipated to be $85 - $95 million, compared to the prior outlook of $90 - $100 million, and R&D expenses are anticipated to be $25 - $30 million, unchanged from the prior outlook.

•

Celera anticipates a net loss of $20 - $25 million, or $0.25 - $0.30 per share, on a non-GAAP basis, compared to the prior outlook of a net loss of $12 - $17 million, or $0.15 - $0.21 per share, on a non-GAAP basis.

CELERA CORPORATION REPORTS SECOND QUARTER 2010 RESULTS

•

Amortization of intangibles relating to acquisitions and the non-cash accretion of discount recorded in interest income, which are excluded in the determination of non-GAAP earnings per share, are expected to be approximately $10 million and $1 million, respectively.

•

Expense associated with equity awards is expected to be approximately $5.3 million, which represents approximately $0.06 per share included in the determination of Celera’s expected non-GAAP loss per share.

•	Celera expects its cash and short-term investments to be between $310 and $320 million at the end of 2010, unchanged from the prior outlook.

The comments in the “Outlook for 2010” section of this press release reflect management’s current outlook. The Company does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, both historical and forward-looking, and includes earnings per share adjusted to exclude certain expenses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: amortization of purchased intangible assets; restructuring and employee-related charges, including severance expenses; legal and insurance settlements; impairment of intangible assets; non-cash interest income associated with the termination of the Abbott strategic alliance agreement; the tax effect of these items; and discrete tax items including the impact of rate changes and other non-GAAP tax effects. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures. We cannot predict the occurrence, timing or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future calendar periods.

Conference Call & Webcast

A conference call will be held today at 4:30 p.m. (ET) to discuss these results and other matters related to the businesses when Kathy Ordoñez, Chief Executive Officer, and Ugo DeBlasi, Chief Financial Officer, will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts,

CELERA CORPORATION REPORTS SECOND QUARTER 2010 RESULTS

representatives of the media and other interested parties who would like to participate should dial (866) 713-8566, or (617) 597-5325 for international callers, and enter passcode 64676741 at any time from 4:15 p.m. (ET) until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Media and Investors” section on www.celera.com. A digital recording will be available approximately two hours after the completion of the conference call on August 3 until August 17, 2010. Interested parties should call (888) 286-8010, or (617) 801-6888 for international callers, and enter passcode 87859477.

About Celera

Celera is a healthcare business focusing on the integration of genetic testing into routine clinical care through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and improve patient management. Celera also commercializes a wide range of molecular diagnostic products through Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer. Information about Celera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.celera.com.

Forward-Looking Statements

Certain statements in this press release, including the “Outlook for 2010” section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “plan,” “will,” “should,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Celera’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Celera notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of our business include, but are not limited to, the risks and uncertainties that: (1) sales of clinical laboratory tests and diagnostic products are dependent on government insurance programs such as Medicare and private insurance companies accepting the use of those services and products as medically necessary and worthy of reimbursement; (2) sales of clinical laboratory tests and diagnostic products is dependent on the amounts that government and private payors will pay for the services and products, and these amounts may be reduced in response to ongoing efforts by these payors to control healthcare costs; (3) revenue generated from the sale of clinical laboratory tests may be negatively impacted by our participating in provider networks; (4) Medicare contracting reforms could change reimbursement rates for our clinical laboratory tests; (5) our business could be adversely impacted by healthcare reforms that focus on reducing healthcare costs and/or do not recognize the value of diagnostic testing; (6) competition in the healthcare and lab services industries is intense and evolving and our product candidates may never result in a commercialized product or achieve the sales goals we expect; (7) we are unable to collect receivables, or to timely or accurately bill for our services; (8) we may not be able to maintain the necessary intellectual property protections to compete effectively or may become involved in expensive intellectual property proceedings; (9) we may be subject to competition in our diagnostic products business from Life Technologies following our split-off from Applied Biosystems (now Life Technologies); (10) we may be subject to liabilities and restrictions relating to our split-off from Applied Biosystems (now Life Technologies), including as to indemnification obligations; (11) macroeconomic conditions may harm our business, including by slowing our collections and increasing our allowance for doubtful accounts; (12) we are subject to extensive federal and state laws and regulations in our clinical laboratory testing business and products business and violations of such laws and regulations or changes in such laws and regulations could harm our operating results and financial condition; (13) we rely on single source suppliers or a limited number of suppliers of instruments and key components of our products; (14) our business could be harmed as a result of the U.S. Food and Drug Administration interpretations of the regulations governing the sale of Analyte Specific Reagents because the interpretation may require regulatory clearance or approval for some existing products that to date have been sold without clearance or approval; (15) the FDA draft guidance on a new class of complex laboratory-developed tests may require our clinical laboratory and our licensees to obtain regulatory clearance or approval before it or they can perform these tests; (16) our marketing strategies for clinical laboratory tests, including shifting to local market territories, may be costly and may not be successful; (17) we are dependent on Abbott Molecular to commercialize our diagnostic products and may be

CELERA CORPORATION REPORTS SECOND QUARTER 2010 RESULTS

unable to maintain this relationship; (18) our business may be disrupted as a result of the departure of sales representatives identified in the now settled litigation with HDL; and (19) the results of our review of the orders for additional testing performed on samples previously received and processed by BHL are unfavorable. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our Annual Report on Form 10-K. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of subsequent events.

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Copyright© 2010. Celera Corporation. All Rights Reserved. Celera is a registered trademark of Celera Corporation or its subsidiaries in the U. S. and/or certain other countries.

CELERA CORPORATION REPORTS SECOND QUARTER 2010 RESULTS

CELERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 26, 2010	June 27, 2009	June 26, 2010	June 27, 2009
Net revenues	$32.6	$41.4	$64.0	$87.1
Cost of sales	11.9	13.4	23.7	27.4

Gross margin	20.7	28.0	40.3	59.7
Selling, general and administrative	21.9	41.1	45.6	66.4
Research and development	6.4	7.4	13.0	15.1
Amortization of purchased intangible assets	2.5	2.6	5.1	5.1
Employee-related charges, asset impairments and other	—	(0.1)	0.2	0.6
Legal and insurance settlements	(2.8)	—	(2.8)	—
Impairment of intangible assets	—	15.7	—	15.7

Operating loss	(7.3)	(38.7)	(20.8)	(43.2)
Interest income, net	1.2	1.7	2.4	3.8

Loss before income taxes	(6.1)	(37.0)	(18.4)	(39.4)
Benefit (provision) for income taxes	—	5.3	(0.2)	6.3

Net loss	$(6.1)	$(31.7)	$(18.6)	$(33.1)

Net loss per share
Basic and diluted	$(0.07)	$(0.39)	$(0.23)	$(0.41)

Weighted average number of common shares (in thousands)
Basic and diluted	81,988	81,818	81,981	81,777

CELERA CORPORATION REPORTS SECOND QUARTER 2010 RESULTS

CELERA CORPORATION

REVENUES BY SEGMENT FROM EXTERNAL CUSTOMERS

(Dollar amounts in millions)

(Unaudited)

	Three months ended
	June 26, 2010	June 27, 2009	Change
Lab Services	$19.6	$25.2	(22%)
% of total revenues	60%	61%
Products	10.9	9.7	12%
% of total revenues	34%	23%
Corporate	2.1	6.5	(68%)
% of total revenues	6%	16%

Total revenue	$32.6	$41.4	(21%)

	Six months ended
	June 26, 2010	June 27, 2009	Change
Lab Services	$37.1	$53.7	(31%)
% of total revenues	58%	62%
Products	20.8	20.1	3%
% of total revenues	32%	23%
Corporate	6.1	13.3	(54%)
% of total revenues	10%	15%

Total revenue	$64.0	$87.1	(27%)

CELERA CORPORATION REPORTS SECOND QUARTER 2010 RESULTS

CELERA CORPORATION

RECONCILIATION OF GAAP AMOUNTS TO NON-GAAP AMOUNTS

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 26, 2010	June 27, 2009	June 26, 2010	June 27, 2009
GAAP net loss	$(6.1)	$(31.7)	$(18.6)	$(33.1)
Amortization of purchased intangible assets	2.5	2.6	5.1	5.1
Impairment of intangible assets	—	15.7	—	15.7
Employee-related charges, asset impairments and other	—	(0.1)	0.2	0.6
Legal and insurance settlements	(2.8)	—	(2.8)	—
Non-cash interest income	(0.3)	(0.3)	(0.5)	(0.5)
Tax effect of the reconciling items above	—	(6.3)	—	(6.4)
Effect of state tax rate change	—	0.8	—	(0.1)
Other non-GAAP tax effects	—	0.2	0.2	0.2

Non-GAAP net loss	$(6.7)	$(19.1)	$(16.4)	$(18.5)

Diluted net loss per share
GAAP	$(0.07)	$(0.39)	$(0.23)	$(0.41)
Non-GAAP	$(0.08)	$(0.23)	$(0.20)	$(0.23)

Weighted average number of common shares used to calculate (in thousands)
GAAP and non-GAAP diluted net loss per share	81,988	81,818	81,981	81,777